April 30, 2001

Dave H. Williams

Alliance Capital

Management Corporation

1345 Avenue of the Americas

New York, NY 10105

Dear Dave:

This letter sets forth the terms of your agreement with Alliance Capital Management Corporation (the “Company”) and Alliance Capital Management L.P. (the “Partnership”) in connection with your new role and responsibilities.

1.  Title/Position.  For the period commencing on May 1, 2001 (“Effective Date”) through May 1, 2006 (the “Term”), you shall serve as Chairman Emeritus of the Board of Directors (“Board”) of the Company, subject to the election by the Board and the shareholders as necessary.  Effective as of May 1, 2001 you shall resign as a member of committees of the Board, as a member of the Executive Committee, as a Director and as Chairman of the Alliance Money Market Funds, and as an officer and as a member of the boards of directors of all subsidiaries of the Partnership.

From the Effective Date through December 31, 2003 (“Employment Period”), you shall continue to be employed by the Partnership and shall participate in meetings with directors and employees of the Partnership and its affiliates when reasonably requested by the Partnership.  During the Employment Period, you shall also continue to serve as a Chairman and President of The India Liberalisation Fund, The Spain Fund, The Austria Fund and The Southern Africa Fund (collectively, the “Funds”) and you shall continue to serve as directors of such Funds, subject in all cases to the election by the boards of directors and shareholders of the Funds as necessary.

2.  Compensation.  During the Employment Period, without regard as to whether you are elected or re-elected Chairman Emeritus of the Board, you shall be paid a guaranteed annual salary of $275,000, payable in bi-weekly installments and subject to applicable withholding and other taxes.  From January 1, 2004 through May 1, 2006 (“Consulting Period”), you shall be paid a fee at the rate of $275,000 per year, payable in bi-weekly installments, regardless as to whether you are re-elected Chairman Emeritus of the Board.  During the Term, you shall no longer participate in the Partnership’s bonus program and shall no longer be eligible for new option or other incentive awards, including new awards under the Partners Compensation Plan.  All prior awards under the Partners Compensation Plan shall continue to vest in accordance with applicable terms under that Plan.  If you should die or become disabled during the Term, payments representing the salary or the consulting fee, as the case may be, remaining to be paid for the remainder of the Term shall be paid to you or, in the case of your death, to your spouse in bi-weekly installments.

During the Employment Period, for your services to the Funds, you shall be compensated at one-half the director’s fee payable to non-affiliated directors of the Funds.  In addition, during the Employment Period, to the extent that you are requested to meet with clients and you agree to do so, the Partnership shall compensate you at a rate of $200 per hour and reimburse you for your reasonable expenses in accordance with the Partnership’s policies and procedures.

3.  Benefits.  During the Employment Period, you and your eligible dependents shall continue to participate in the Partnership’s group health, dental and life insurance plans. Following the end of the Employment Period, the Partnership shall continue to provide you and your spouse with comparable dental and medical benefits for your respective lives.  During the Employment Period you shall also continue to participate in, contribute to or accrue benefits under the Partnership’s retirement plans.

4.  Perquisites and Expenses.  During the Employment Period, at the Partnership’s expense of an amount not to exceed $15,000 per year, you shall be entitled to standard senior executive officer perquisites, including but not limited to, reimbursement of certain costs of income tax preparation and a gym membership.  During the Employment Period, you shall also be entitled to the use of your current automobile and the services of your regular chauffeur during your business hours or otherwise in connection with your services to the Company and the Partnership.  If, during the Employment Period, your automobile or chauffeur is unavailable for any reason and you need an automobile or chauffeur in connection with the performance of your services to the Company and the Partnership, the Partnership will use its best efforts to provide you with another automobile or chauffeur, as the case may be.  During the Consulting Period, you shall be reimbursed in an amount of up to $90,000 per year, which shall be used to cover any costs incurred by you in leasing another automobile and hiring another chauffeur.

If you should die or become disabled during the Employment Period, your spouse for the remainder of the Employment Period, shall be entitled to the use of your automobile and the services of your regular chauffeur during her business hours or otherwise in connection with her services to the Partnership.

During the Employment Period, any travel by you in connection with the performance of your duties hereunder or the business of the Partnership or the Funds shall be on the same basis and manner as travel by current members of the Executive Committee.  In addition, during the Employment Period in furtherance of your duties hereunder, you shall continue to have the use of the Partnership’s aircraft under terms and conditions as determined by the  Executive Committee from time to time.

The Partnership or the Funds, as the case may be, shall reimburse you for all reasonable business-related expenses incurred by you during the Employment Period, in accordance with the Partnership’s or the Fund’s policies and procedures.

5.  Office and Support Staff.  During the Employment Period, at the Partnership’s expense, you shall be entitled to use your current office, conference room and print storage area and your current support staff (which in your case, includes Ms. Suzanne B. McGrath, Executive Secretary, and Mr. Michael W. Strempek, Administrative Assistant) (collectively, “Administrative Staff”) shall assist you in the performance of your duties.  You shall be entitled to additional part-time or temporary secretarial services as required in your reasonable judgment, subject to the approval of the Executive Committee.

During the Employment Period, should any member of your Administrative Staff resign or should their employment otherwise be terminated, you shall be entitled to hire a suitable replacement or replacements at comparable levels of compensation and benefits in accordance with the Partnership’s compensation and benefits policies for Senior Executive Secretaries and Administrative Assistants in effect at such time.

During the Consulting Period, the Partnership agrees to provide you with a monthly allowance in the amount of $25,000, which shall be used to cover any costs incurred by you in (a) obtaining, furnishing and equipping an office at a non-Partnership location and (b) paying any costs relating to the employment of your Administrative Staff or their replacements.

6.  Art Collection.  The Partnership shall purchase certain prints from your collection currently housed in the Partnership’s Tokyo office for an amount equal to $13,288.  During the Employment Period your print collection at the Partnership’s office located in New York City shall remain; provided that, you or your spouse shall have the right, at the Partnership’s expense, to have the prints returned to you at a location in the New York City metropolitan area on a gradual basis but in no event shall such prints be returned any later than the end of the Employment Period.

7.  Use of Facilities.  During the Employment Period, in addition to hosting events in connection with your duties hereunder, you and your wife shall be entitled to sponsor events at the Company’s or the Partnership’s facilities for your non-profit activities to the extent that such facilities are available and such use does not conflict with a Company or Partnership event or activity.  The Partnership shall cover the costs, including refreshments and staffing, of such events that you and your wife sponsor, subject to a limitation in the aggregate amount of $100,000 per year.

8.  Nondisparagement.  During the Term, you shall not make any statement, written or oral, that would disparage the Partnership and its affiliates or the personal or professional reputation of any of the present or former directors or senior executive officers of the Partnership and its affiliates.  During the Term, the Partnership agrees that it shall not make, and it shall cause each of its senior executive officers and directors and each senior executive officer and director of its affiliates not to make any communication, whether written or oral, that would disparage you or your professional or personal reputation.

Notwithstanding the foregoing, nothing in this Paragraph 8 shall prevent any person from (a) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (b) making any truthful statement to the extent (x) necessary to enforce this agreement or (y) comply with legal process required by applicable law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

You acknowledge that the provisions of this Paragraph are reasonable and necessary for the protection of the Partnership and its affiliates and that the Partnership and its affiliates will be irrevocably damaged if such provisions are not specifically enforced.  Accordingly, you agree that a breach of any of the provisions under this Paragraph will be deemed to be a material breach of this agreement and will entitle the Partnership to terminate this agreement and all further obligations it may have hereunder.

9.  No Restrictions on Future Activities.  You at any time may perform services for East Fund Management and following the Employment Period, nothing in this agreement shall restrict your employment by any third party.  However, if you are employed by or provide services to a competitor of the Partnership or any of its affiliates, with the exception of East Fund Management, at any time during the Term, the Partnership shall be entitled to terminate all further obligations it may have under this agreement, with the exception of its obligation to pay you your annual base salary or annual consulting fee, as the case may be, for the remainder of the Term pursuant to Paragraph 2 of this agreement.

10.  Indemnification; Successors and Assigns.  During the Employment Period and so long as you continue to be a director of the Company, you shall be an “Indemnified Person” within the meaning of the Agreement of Limited Partnership of the Partnership as in effect on the Effective Date.  In your capacity as a director, you shall be covered by the Partnership’s directors’ and officers’ liability policy.  During the Employment Period, you shall continue to be covered by any directors’ and officers’ liability policy maintained by any of the Funds so long as you continue to be an officer or director of that Fund.

The foregoing indemnity shall not apply to claims by the Company against you that arise under the terms of this agreement and nothing herein shall require indemnification for any conduct occurring after the Term.

This agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and assigns.  Any successor of the Company or the Partnership shall assume the obligations of the Company or the Partnership, as the case may be, under this agreement and perform any duties and responsibilities in the same manner and to the same extent that the Company or the Partnership would be required to perform if no such succession had taken place.

11.  Entire Agreement; Dispute Resolution; Amendments; Governing Law.  This agreement contains the entire understanding with respect to the subject matter hereof, including the terms and conditions of your continued employment with the Company and the Partnership and supersedes any and all prior agreements and understandings, whether written or oral, between you, the Company, the Partnership or any affiliate thereof, with respect to the subject matter hereof, which shall include any such agreements, programs, plans or policies referred to herein, and in no event shall it supersede any Company or Partnership agreement, program or plan (including those of any predecessor) regarding your right to receive benefits, including but not limited to any deferred compensation and retirement benefits or the Share Purchase Agreement dated as of May 2, 2001 between the Company and a newly formed company controlled by you.  Any dispute arising out of, or relating to, this agreement shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

12.  Status as Independent Contractor; Withholding.  The parties hereby agree that during the Consulting Period, you shall be an independent contractor with respect to the Partnership, and shall not be an agent or an employee of the Partnership.  The payment of any amount hereunder shall be subject to such withholding taxes or requirements, if any, as may apply from time to time to independent contractors.  During the Consulting Period, you shall be responsible for paying all applicable taxes arising under any payments hereunder.

This agreement may not be altered, modified or amended except by written instrument signed by you, the Company and the Partnership.  This agreement shall be governed by New York law, without reference to principles of conflicts of law.

Sincerely,

ALLIANCE CAPITAL MANAGEMENT L.P.
By:	ALLIANCE CAPITAL MANAGEMENT CORPORATION, its General Partner

By:	/s/ Bruce W. Calvert
Bruce W. Calvert
Chief Executive Officer

AGREED TO AND ACCEPTED BY
/s/ Dave H. Williams
Dave H. Williams

April 30, 2001
Date